Exhibit 10.25

Name

Address

Re:	Decibel Therapeutics, Inc. Change in Control Agreement

Dear:

The Company desires to provide you with accelerated vesting of equity in the event of termination after a change in control (as defined herein) in certain circumstances. Accordingly, the Company agrees to provide a change in control benefit to you on the terms and conditions set forth in this Change in Control Agreement (the “Agreement”) between Decibel Therapeutics, Inc. (the “Company,” which term shall include any successor by merger, consolidation, sale of substantially all of the Company’s assets or otherwise) and (“you”), to be effective on ___________, 20[ ] (the “Effective Date”). Terms that are not defined herein where used appear on Exhibit A hereto. This benefit of stock is in lieu of any acceleration benefit that would otherwise be payable to you under any employment agreement between you and the Company, any severance pay plan maintained by the Company for the benefit of Company employees, or by statute. This Agreement does not represent an employment contract for any definite term or period, which means that either you or the Company can terminate your employment at any time, for any reason or no reason, and with or without notice, except as expressly set forth in any employment agreement between you and the Company.

1.

Equity Acceleration. If, during the 12 month period commencing upon the closing of a Change in Control, (i) your employment ends as a result of Termination without Cause or your resignation for Good Reason, or (ii) the acquirer fails to assume the equity obligation (a “Qualifying Termination”) and subject to the release requirement in Section 2 and to your continuing compliance with any restrictive covenant agreements between you and the Company, to the extent not already vested and exercisable, each Stock-Based Award shall become conditionally accelerated by the applicable number of months on the chart set forth below, pending satisfying the release requirements, upon the occurrence of the Qualifying Termination, subject to compliance, if necessary, with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

If Employed:	Accelerate each grant that is not wholly vested by:
0-12 months	12 months
>12 months	24 months
>24 months	36 months
>36 months	48 months

The portion of each Stock-Based Award for which vesting is conditionally accelerated as set forth in the chart above will only become fully vested and exercisable if and when you satisfy the release requirements, and any such tentatively vested portion will be forfeited retroactively to your date of termination if you either notify the Company that you will not execute or will revoke the Release or the period for providing the Release expires without your complying with the release requirements. The Company may choose instead to permit you to exercise the conditionally vested portions of exercisable awards before the Release becomes effective and release to you any conditionally vested portions of other Stock-Based Awards, subject to your undertaking to repay the Company in the manner determined by the Compensation Committee of the Board of Directors at such time if you fail to satisfy the release requirements thereafter. If you hold a Stock-Based Award requiring exercise, the Company shall give you a reasonable period of notice and opportunity to exercise the Stock-Based Award. Notwithstanding the foregoing, to the extent permitted by the equity plan under which a Stock-Based Award was granted, nothing in this Agreement shall preclude the Company from accelerating the vesting and exercisability of any or all Stock-Based Awards to an earlier period, and terminating unexercised awards as provided under the equity plan. “Stock-Based Award” means any option, stock appreciation right, restricted stock, or restricted stock unit granted by the Company to you pursuant to the Company’s 2015 Stock Incentive Plan of Decibel Therapeutics, Inc. or any successor plan or agreement, or any other Company equity compensation plan or agreement in which you participated.

2.

Required Release. The Company’s obligation to provide equity acceleration under this Agreement is subject (a) to your signing a release of claims in favor of the Company, confirmation of continued compliance with restrictive covenants, and post-employment cooperation on a form with customary terms to be supplied by the Company at or promptly following the Date of Termination, which release becomes enforceable within 60 days (or such shorter period as the Company specifies) following the Date of Termination (the “Release”) and (b) to your meeting in full your obligations under any restrictive covenant agreements in effect between you and the Company. The date for acceleration is the date of the first payroll whose cutoff date follows the date the Release becomes enforceable, provided that if the 60 day period for providing an enforceable release extends into a calendar year subsequent to the year containing the Date of Termination, the acceleration will be no earlier than the first business day of such subsequent year.

3.

Amendment; Survival. This Agreement may be amended or modified only by a written instrument signed by you and by an expressly authorized representative of the Company. The Company shall require any successor-in interest whether directly or indirectly by purchase, merger, consolidation, reorganization or otherwise to all or substantially all of the business assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

4.

Withholding; Section 409A. All benefits hereunder shall be subject to reduction for applicable tax withholdings. If and to the extent any portion of any compensation or other benefit provided to you in connection with your employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the compensation or other benefit shall not be paid or provided before the earlier of (i) the expiration of the six month period measured from the date of your “separation from service” (as determined under Section 409A) or (ii) the tenth day following the date of your death following such separation from service (or such later date as is required for administrative practicability and permitted under Section 409A) (the “New Acceleration Date”). The acceleration of equity that otherwise would have been provided to you during the period between the date of separation from service and the New Acceleration Date shall be provided to you in the first payroll period beginning after such New Acceleration Date. This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to you or any other person if any provisions of acceleration of equity under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

5.

No Mitigation. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the acceleration of equity provided to you under any of the provisions of the Agreement, and in no event shall your equity hereunder be reduced by any compensation earned by you as a result of employment by another employer.

6.	Amendment to Conform to Law. The Company may amend this Agreement to comply with or avail itself of any changes in common law or statutory law or regulations related to the terms of this Agreement.

7.

Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to you at your last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.

8.

Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your compensation as a result of a Change in Control, including, as of the Effective Date, any such terms in a prior offer letter or employment agreement between the Company and you.

9.

Severability. Each provision of this Agreement shall be considered severable such that if any one provision or clause conflicts with existing or future applicable law, or may not be given full effect because of such law, this shall not affect any other provision of the Agreement which, consistent with such law, shall remain in full force and effect. All surviving clauses shall be construed so as to effectuate the purpose and intent of the parties.

10.	Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

11.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

12.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles.

EMPLOYEE	DECIBEL THERAPEUTICS, INC.

By:
Name:	Name:
Title:

Dated:	Dated:

Exhibit A

Definitions

Definitions. The following terms as used in this Agreement shall have the following meanings:

(a)	“Affiliate” means any business entity in which the Company holds, directly or indirectly, an equity, profits, or voting interest of 30% or more, and includes any subsidiary.

(b)

“Cause” means, for purposes of this Agreement (i) material breach by you of any other agreement with the Company or any of its Affiliates; (ii) other conduct by you that is reasonably likely to be materially harmful to the business, interests or reputation of the Company or any of its Affiliates; (iii) fraud, embezzlement or other material dishonesty by you with respect to the Company or any of its Affiliates; (iv) your conviction of, or pleading guilty or no contest to, any crime involving moral turpitude or any; or (v) a breach of any confidentiality/non-competition/ non-solicitation agreement with the Company. With respect to a breach of (i) or (ii), you shall be given 30 days, after written notice of such breach, to cure a breach to the reasonable satisfaction of the Company.

(c)

“Change in Control” or “Change in Control of the Company” shall mean the occurrence hereafter of any of the following, provided, in each case, that such event also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) if necessary to avoid the imposition of additional taxes under Section 409A (as defined below):

(i)

a change in the composition of the Board over a period of thirty-six consecutive months or less such that a majority of the members of the Board ceases to be comprised of individuals who are Continuing Members; for such purpose, a “Continuing Member” shall mean an individual who is a member of the Board on the date of this Agreement and any successor of a Continuing Member who is elected to the Board or nominated for election by action of a majority of Continuing Members then serving on the Board;

(ii)

any merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;

(iii)	any sale of all or substantially all of the assets of the Company to any Person;

(iv)	the complete liquidation or dissolution of the Company; or

(v)

the acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing [50%] or more of the combined voting power of the Company’s then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from the Company) by any Person, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

(d)

“Good Reason” means any action on the part of the Company not consented to you in writing that has the following effect or effects: (i) any action by the Company that results in a material diminution in your reporting relationship, authority, duties or responsibilities[; provided, however, that a sale or transfer of less than all or substantially all of the business of the Company or any of its subsidiaries or other reduction of less than all or substantially all of its business or that of its subsidiaries, or the fact that the Company has become a subsidiary of another company or that the securities of the Company are no longer publicly traded, shall not be taken into account when determining whether a material diminution in your authority, duties or responsibilities has occurred]; (ii) any material reduction in your base salary; or (iii) the Company requires you to be based at any office or location that is more than 50 miles distant from your base office or work location immediately prior to relocation, except if such new location is closer to your residence at the time such requirement is imposed. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless (x) you give the Company the notice of termination no more than 90 days after the initial existence of such event or circumstance (or series of either), (y) such event or circumstance has not been fully corrected within 30 days of the Company’s receipt of such notice and (z) the Date of Termination occurs within 30 days following the end of the correction period if the Good Reason has not been corrected.

(e)

“Termination without Cause” means a termination of your employment by the Company for any reason other than (i) Cause, (ii) illness or injury, or (iii) death that occurs during the 12 month period commencing upon the closing of a Change in Control and subject to the release requirement in Section 2 and to your continuing compliance with any restrictive covenant agreements between you and the Company.

Sincerely,

Title

Please sign below for your acceptance of the terms of this Agreement.

I accept the terms of this Agreement.

Employee	Date